UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ		85706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On December 1, 2015, the Board of Directors (the “Board”) of HTG Molecular Diagnostics, Inc. (the “Company”), upon recommendation of the Nominating and Governance Committee of the Board (the “Nominating Committee”), appointed James T. LaFrance to serve as a Class I director of the Company with a term expiring at the Company’s annual meeting of stockholders to be held in 2016. The Board also appointed Mr. LaFrance to serve as a member of the Nominating Committee.

In accordance with the Company’s Non-Employee Director Compensation Policy, upon his appointment to the Board, Mr. LaFrance received an initial grant consisting of a nonstatutory stock option to purchase 5,000 shares of the Company’s common stock (the “Common Stock”), one-third of which shares vest 12 months after the date of grant, with the remaining shares to vest in equal monthly installments over the following two year period. The exercise price of the option is $4.88 per share, which is equal to the closing price of the Common Stock on The NASDAQ Global Market on December 1, 2015. In accordance with the Company’s Non-Employee Director Compensation Policy, Mr. LaFrance will be entitled to receive a $35,000 annual cash retainer for service as director and will be eligible to receive additional cash and equity compensation in the future. Mr. LaFrance has entered into the Company’s standard form of indemnification agreement. The Company is not aware of any transaction involving Mr. LaFrance requiring disclosure under Item 404(a) of Regulation S-K.

On December 2, 2015, the Company issued a press release announcing Mr. LaFrance’s appointment to the Board, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of HTG Molecular Diagnostics, Inc. dated December 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HTG Molecular Diagnostics, Inc.

Dated: December 2, 2015	By:	/s/ Debra A. Gordon
Debra A. Gordon
Vice President and Chief Legal Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of HTG Molecular Diagnostics, Inc. dated December 2, 2015.